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                                                                   Exhibit 10.10

                                November 15, 1999




Mr. Edward Goldfinger
6026 NW 31st Way
Boca Raton, FL  33496

Dear Ed:

This letter confirms your employment with Sapient Corporation as Vice President of Finance. Your start date will be on November 29, 1999. You will be entitled to receive three weeks of paid vacation per calendar year, pro-rated during your first year.

Initially, you will work directly with me to transition my responsibilities to you. We agree to work as quickly as possible with you so that you will be able to transition into the CFO role by the end of 1999. In the event your role does change to CFO, as we anticipate it will, the terms of this offer letter will remain in effect and will not be renegotiated.

Your base compensation will consist of an annual base salary of $200,000 paid twice monthly. In addition to your base compensation, you will be eligible to receive an annual performance incentive ("PI") of $75,000, pro-rated during your first year. The PI is paid annually and is based on metrics around revenue, voluntary turnover and operating margin.

You will also be granted options to purchase 55,000 shares of Sapient common stock. Your options will be granted at the closing price of Sapient's stock on your first day of employment. This option will vest 25% per year over four years beginning on the first day of the month following your start date. All of your options will be incentive stock options to the extent permissible under the Internal Revenue Code.

In the event you are terminated "without cause" prior to your third anniversary with Sapient, Sapient will pay you a severance amount equal to your then one-year base compensation payable to you in the year you are terminated. In addition, your options will continue to vest for twelve months following your termination and you will have one year from such date to exercise your vested stock options. In the event you are terminated without cause following such three-year period, Sapient will pay you a severance amount equal to one-half of your then base compensation. In the event of a "change of control" of Sapient (discussed below), this paragraph will be null and void.

For the purposes of this agreement, "cause" shall mean a good faith determination by Sapient of (a) your repeated or continued failure to perform your duties as reasonably



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requested by Sapient, which failure is not cured within a reasonable period of time after Sapient gives you written notice, such period not to extend more than 30 days; or (b) any breach by you of the Non-Disclosure, Non-Solicitation and Non-Competition Agreement to be entered into between you and Sapient; or (c) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony.

In the event there is a `change of control' of Sapient through the acquisition or disposition of all or substantially all of the outstanding stock of Sapient whether through a merger, tender offer, purchase, sale or otherwise, and you are terminated without cause during the three year period following such change of control, Sapient will pay you a severance amount equal to your then one-year base compensation payable to you for the year you are terminated. In addition, your options will continue to vest for twelve months following your termination and you will have one year from such date to exercise your vested stock options.

Regarding relocation, normal and reasonable closing costs associated with the purchase and/or sale of a primary residence will be reimbursed. These include attorney's fees, brokers' fees, recording of deeds and mortgages, municipal liens, certified plot plans and document preparation. In addition we will cover normal and reasonable costs associated with the packing & moving of your household goods and expense reimbursement for two house hunting trips associated with your relocation. You will also receive temporary housing for at least 60 days after your move to Boston. If you voluntarily leave Sapient within two years of your start date, you agree to re-pay your relocation expenses.

You will be eligible to participate in Sapient's medical, dental, disability and life insurance plans. If your start date is between the 1st and 15th of the month, the effective date of your medical, prescription drug and dental insurance will be the 1st of the following month. If your start date is between the 16th and 31st of the month, your coverage effective date will be the 15th of the following month. Life and Disability coverage starts on the first of the month following your start date.

You will also be eligible to participate in Sapient's Employee Stock Purchase Plan (ESPP) and 401(k) Savings Plan. The ESPP permits you to purchase Sapient stock from the company at a 15% discount through payroll deductions of up to 10% of your cash compensation. The next offering begins on January 1, 2000 and ends on June 30, 2000 Under the 401(k) Plan, Sapient will contribute $.25 for every $1.00 you contribute to your 401(k) account up to a maximum Sapient contribution of $1,250 per year. You will receive more detailed information about these and other Sapient benefit programs prior to your first day.

As promptly as possible following your start date, you will sign the standard Sapient Non-Disclosure, Non-Solicitation and Non-Compete Agreement.

Please note that the conditions of this offer letter are specific to each individual and, therefore, the terms should be held in confidence.



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If you agree with these terms, please sign below and return a signed copy of this letter to me at by November 16, 1999. This offer letter voids and supercedes in its entirety the prior letter dated November __, 1999.

Congratulations and welcome aboard!


Best regards,


Susan D. Johnson
Chief Financial Officer

AGREED:


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Mr. Edward Goldfinger               Date
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